Exhibit 99.1

Badger Meter News Release

Barbara Noverini, CFA
(414) 371-8144
bnoverini@badgermeter.com

BADGER METER REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Milwaukee, WI, July 22, 2025 - Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

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Total sales of $238.1 million, 10% higher than the prior year's $216.7 million.
•
Operating earnings increased 8% year-over-year to $44.9 million, with operating profit margins of 18.8% versus 19.2% in the prior year quarter.
•
Diluted earnings per share (EPS) increased 4% to $1.17 compared to $1.12 in the prior year quarter.
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Robust cash provided by operations of $44.6 million, which increased 22% year-over-year.

“We delivered strong sales growth, solid profitability and robust cash flow against last year's quarterly sales high-water mark," said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. "Demand for our versatile, industry-leading cellular AMI solution and broad BlueEdgeTM portfolio of tailorable water management solutions remained steady, despite continuously evolving and challenging macroeconomic, trade and policy environments. I’d like to thank our dedicated employees for their continued efforts delivering yet another record sales quarter and for supporting our customers."

Second Quarter Operating Results

Utility water sales increased 11% year-over-year, including the first full quarter of the SmartCover acquisition. Excluding SmartCover, utility water sales increased 6%, lapping the 26% sales growth delivered in the second quarter of 2024. Ongoing customer adoption of digital smart water solutions, including increased sales of metering, BEACON® SaaS, and water quality and remote monitoring solutions, were the primary drivers of growth compared to the prior year quarter.

Sales of flow instrumentation products were essentially flat year-over-year as modest growth in water-related markets offset lower demand in de-emphasized non-water related applications.

Operating earnings increased 8% year-over-year to $44.9 million, with operating margins down 40 basis points to 18.8% from the prior year’s 19.2%. Gross margin was 41.1%, up 170 basis points from 39.4% in the prior year quarter. Gross margin continued to benefit from ongoing structural sales mix improvement and operational excellence initiatives, while recently implemented price increases partially mitigated certain tariff-related cost pressures in the quarter.

Total Selling, Engineering and Administration (SEA) expenses increased year-over-year by $9.1 million to $52.9 million, due primarily to the addition of SmartCover, including $1.6 million of intangible asset amortization. Excluding the acquisition, SEA expenses increased $3.3 million or 8%, the result of higher personnel costs to support growth and approximately $1.0 million of expense related to a deferred compensation plan resulting from the stock price change in the quarter. In total, SEA as a percent of sales was 22.2% compared to 20.2% in the prior year quarter.

The tax rate for the second quarter of 2025 was 24.5%, modestly above the prior year’s 23.8%. As a result of the above, as well as lower interest income resulting from the acquisition capital deployed, EPS was $1.17, up 4% compared to $1.12 in the prior year quarter.

Outlook

Bockhorst continued, "Ongoing adoption of our industry-leading cellular-based AMI and BlueEdge water management solutions continues to augment our historically replacement-driven business model. Our ongoing conviction in high single digit revenue growth over the long term is underpinned by enduring favorable industry fundamentals, customer order and demand trends, project awards, pending and future RFP activity and the competitive positioning of our broad solution portfolio to best address customer water challenges and needs.

Once again, second quarter gross margins demonstrated evidence of the structural mix benefit of customer technology adoption, and we continue to manage all implemented tariff impacts to the best of our ability, while remaining nimble to address any future trade actions.

After nearly six months of integration, we remain on track to deliver the anticipated sales and cost synergies associated with the SmartCover acquisition. We've made tangible progress in leveraging Badger Meter resources across SmartCover's business and continue to identify go-to-market opportunities for SmartCover as part of our BlueEdge suite of solutions.

With another quarter of strong cash generation, our balance sheet continues to support the capital allocation priorities that fuel our long-term strategy, including internal investment in innovation and value-added, disciplined acquisitions."

Bockhorst concluded, “Our recently released 2024 Sustainability Report demonstrated the power of a continuous improvement mindset throughout our organization. This approach allowed us to exceed and raise our own targets for greenhouse gas intensity reduction while also delivering record 2024 financial results and working to deliver the solutions that help our utility customers protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s second quarter 2025 results today, Tuesday, July 22, 2025 at 10:00 AM CT/11:00 AM ET. The listen-only webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=a07f4f47&confId=84780

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdgeTM suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$238,095	$216,658	$460,306	$412,938

Cost of sales	140,285	131,290	267,059	250,392

Gross margin	97,810	85,368	193,247	162,546

Selling, engineering and administration	52,947	43,856	98,959	84,456

Operating earnings	44,863	41,512	94,288	78,090

Interest income, net	(895)	(1,862)	(2,229)	(3,389)
Other pension and postretirement (income) costs	(28)	12	(56)	25

Earnings before income taxes	45,786	43,362	96,573	81,454

Provision for income taxes	11,202	10,306	23,591	19,267

Net earnings	$34,584	$33,056	$72,982	$62,187

Earnings per share:

Basic	$1.18	$1.13	$2.48	$2.12

Diluted	$1.17	$1.12	$2.47	$2.11

Shares used in computation of earnings per share:

Basic	29,414,457	29,361,034	29,396,805	29,341,407

Diluted	29,585,340	29,528,938	29,575,400	29,512,362

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BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$165,208	$295,305
Receivables	117,667	84,325
Inventories	147,261	143,408
Prepaid expenses and other current assets	18,139	17,078
Total current assets	448,275	540,116

Net property, plant and equipment	77,937	74,260
Intangible assets, at cost less accumulated amortization	126,109	45,066
Other long-term assets	48,400	45,201
Goodwill	235,699	111,770
Total assets	$936,420	$816,413

Liabilities and Shareholders' Equity

Payables	$74,125	$55,659
Accrued compensation and employee benefits	23,825	34,912
Other current liabilities	40,760	27,634
Total current liabilities	138,710	118,205

Deferred income taxes	24,109	3,652
Long-term deferred revenue, employee benefits and other	96,009	88,324
Shareholders' equity	677,592	606,232
Total liabilities and shareholders' equity	$936,420	$816,413

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BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$34,584	$33,056	$72,982	$62,187

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,915	2,849	5,719	5,741
Amortization	5,880	5,242	11,358	10,360
Noncurrent employee benefits	(32)	(22)	5	(21)
Stock-based compensation expense	2,576	2,010	4,404	3,281
Changes in:
Receivables	(4,809)	(14,053)	(25,306)	(23,217)
Inventories	4,139	(851)	4,019	(7,256)
Payables	(72)	5,379	16,222	13,339
Prepaid expenses and other assets	1,019	(424)	(3,088)	(8,489)
Other liabilities	(1,614)	3,233	(8,702)	1,954
Total adjustments	10,002	3,363	4,631	(4,308)
Net cash provided by operations	44,586	36,419	77,613	57,879

Investing activities:
Property, plant and equipment expenditures	(3,938)	(2,341)	(6,904)	(5,017)
Acquisitions, net of cash acquired	913	-	(184,024)	(3,000)
Net cash used for investing activities	(3,025)	(2,341)	(190,928)	(8,017)

Financing activities:
Dividends paid	(10,004)	(7,934)	(20,021)	(15,876)
Proceeds from exercise of stock options	486	521	554	751
Net cash used for financing activities	(9,518)	(7,413)	(19,467)	(15,125)
Effect of foreign exchange rates on cash	1,807	237	2,685	(307)

Increase (decrease) in cash and cash equivalents	33,850	26,902	(130,097)	34,430
Cash and cash equivalents - beginning of period	131,358	199,310	295,305	191,782

Cash and cash equivalents - end of period	$165,208	$226,212	$165,208	$226,212

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